Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION OF

HARRAH’S OPERATING COMPANY, INC.

Dated as of November 22, 2010

Harrah’s Operating Company, Inc., a corporation organized and existing under the Delaware General Corporation Law (“DGCL”), hereby certifies as follows:

FIRST: The name of this corporation is Harrah’s Operating Company, Inc. (the “Corporation”).

SECOND: The certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 8, 1983 under the name “Embassy Suites, Inc.”, and was last amended by a Certificate of Amendment filed on May 19, 2008 with the Secretary of State of the State of Delaware (as amended, the “Existing Charter”).

THIRD: The Existing Charter is hereby amended by restating Article FIRST as follows:

“FIRST: The name of the Corporation is Caesars Entertainment Operating Company, Inc.”

FOURTH: The amendment of the Existing Charter herein certified has been duly adopted and approved by the stockholders of the Corporation by written consent in lieu of a meeting thereof in accordance with Sections 228(a), 228(e) and 242 of the DGCL.

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IN WITNESS WHEREOF, the undersigned DOES HEREBY CERTIFY that the facts hereinabove stated are truly set forth and, accordingly, has hereunto set his hand as of the date first above written.

HARRAH’S OPERATING COMPANY, INC.

By:	/s/ MICHAEL D. COHEN
Name: Michael D. Cohen
Title: Secretary